Exhibit 10.12

AMENDMENT TO LICENSE AGREEMENT

This Amendment ("Amendment'"). effective as of ________, 2011. modifies the terms of the License Agreement ("Agreement") between BioZone Laboratories. Inc. and BetaZone Laboratories LLC dated November 7. 2006.

Whereas:

A.
BioZone Phamlaceutical. Inc .. a Delaware corporation having a principal place of business at 580 Garcia Avenue. Pittsburg. CA 94565 ("BPI") is the successor in interest to BioZone Laboratories. Inc. ("BU") and the assignee of the BLI’s entire interest under the Agreement:

B.	BetaZone Laboratories LLC ("BetaZone") has developed the ophthalmic products listed in the attached schedule ("Existing Ophthalmic Products") pursuant to the Agreement: and

C.	BLI wishes to enter into a new separate license agreement relating to ophthalmic products with a third party;

Therefore. BPI and BetaZone agree as follows.

1.
BetaZone shall have the right to continue to market and sell Existing Ophthalmic Products pursuant to the Agreement. Such right shall include all other rights necessary to implement such marketing and sales activity. including the right to continue manufacture of Existing Ophthalmic Products pursuant to the Agreement.

2.	BetaZone shall not develop. market or sell any new therapeutic and/or preventative ophthalmic products incorporating the confidential information and/or Know-How as defined in the Agreement.

Signed:
/s/ Camillo Rey	/s/ Brian Keller
Managing Director	CEO
BetaZone	BPI

04/04/2011
Date	Date